EXHIBIT 99.1

[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5676	Sam Brown, Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA ANNOUNCES $25 MILLION DIRECT EQUITY PLACEMENT

Plymouth Meeting, PA — June 29, 2006 — Genaera Corporation (NASDAQ: GENR) announced today that it has received signed securities purchase agreements from institutional investors, including existing shareholders, for the purchase of approximately 35.6 million shares of its common stock and warrants to purchase approximately 26.7 million shares of its common stock at a purchase price of $0.70385 per unit for aggregate gross proceeds of approximately $25.0 million. The warrants have an exercise price of $0.6101. The shares were offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement. The offering is expected to close on or about June 30, 2006.

Banc of America Securities LLC acted as lead placement agent and Fortis Securities LLC acted as co-placement agent for the offering. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Banc of America Securities LLC, Capital Market Operations, Attn: Prospectus Fulfillment at 100 West 33rd Street, Third Floor, New York, NY 10001, Fortis Securities LLC at 520 Madison Avenue, New York, New York 10022, or directly from the Company.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Genaera Corporation is a biopharmaceutical company focused on developing innovative medicines to address substantial unmet medical needs. The Company has products in development for the treatment of eye, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment for the treatment of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.